CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated September 25, 2013, accompanying the financial statements of Quality Municipals Income Trust, 8th Limited Maturity Series (included in Van Kampen Unit Trusts, Municipal Series 804) as of May 31, 2013, and for each of the three years in the period ended May 31, 2013 and the financial highlights for the period from June 26, 2009 (date of deposit) through May 31, 2010 and for each of the three years in the period ended May 31, 2013, contained in this Post-Effective Amendment No. 4 to Form S-6 (File No. 333-158912) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
September 25, 2013